CONTACTS
Anthony J. DeFazio	Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces $14 Million of Acquisitions and Continues to Diversify its Tenant Base

New York, New York, April 16, 2013 - American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ:ARCP) announced today that, since its last announcement on April 8, 2013, it has closed an additional $14 million of single tenant net lease acquisitions, including six properties leased to four high-quality, investment grade or credit-worthy tenants, including CVS, Family Dollar, Hy-Vee and Advance Auto. The properties are located in five states with approximately 80,000 total rentable square feet.

“Our current acquisition pipeline enables us to continue to build shareholder value by growing our earnings and the value of our portfolio through a carefully orchestrated organic purchase program, focused on individual assets, consistent with our portfolio strategy of buying long and intermediate duration properties net leased to credit tenants,” noted ARCP Chairman and CEO, Nicholas S. Schorsch.  Mr. Schorsch continued, “3 ½ months into 2013, we are well ahead of our targeted acquisitions pace, having closed and announced 34% of our $1.1 billion objective for 2013.  My view is that the market will continue to provide us ample opportunities for portfolio construction and earnings growth.”

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.arcpreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.